EXHIBIT 99.1

For Immediate Release	Contact: Shawn M. Harrington
May 29, 2003	(860) 644-1551

GERBER SCIENTIFIC REPORTS PROFITABLE FISCAL 2003 YEAR AND FOURTH QUARTER

Full-Year Results Highlighted by Strong Operating Performance,
Significant Cash-Flow Generation and Successful Debt Refinancing

SOUTH WINDSOR, CT - Gerber Scientific, Inc. (NYSE: GRB) today reported fiscal fourth-quarter earnings of $0.06 per diluted share on revenues of $135.7 million for the three months ended April 30, 2003, compared with a year-ago loss of $0.19 per diluted share on revenues of $125.7 million. Excluding the impact of restructuring charges and other special items, the Company had fourth-quarter adjusted* earnings of $0.14 per diluted share compared with adjusted earnings of $0.16 per diluted share a year ago.

For the full fiscal year, Gerber Scientific reported earnings of $0.43 per diluted share on revenues of $512.4 million, compared with a loss of $5.42 per diluted share on revenues of $498.9 million a year ago. Excluding the impact of restructuring charges and other special items, the Company had full-year fiscal 2003 adjusted* earnings of $0.44 per diluted share compared with adjusted earnings of $0.26 per diluted share a year ago.

"Gerber Scientific's financial results for the fourth quarter and full year were in line with our expectations, as the Company's turnaround strategy continues to unfold as planned," said Marc Giles, president and chief executive officer. "Despite the effects of sustained economic and industry weakness in the markets we serve, Gerber delivered good operating results. Our performance reflected the positive impact of broad actions to reengineer and restructure the Company to a lower cost platform, as well as targeted actions to reduce costs, improve productivity, and manage working capital. Fourth-quarter cash flow was well ahead of our projections, underscoring the fundamental strengths of our businesses and the positive impact of working capital improvements. In the quarter, Gerber successfully refinanced the Company's debt, giving us the liquidity needed to support our turnaround strategy going forward."

* "Adjusted net earnings" and "adjusted earnings per diluted share" are defined as reported net earnings and reported earnings per diluted share, respectively, excluding certain significant items, discontinued operations, and the cumulative effect of a change in accounting principle. Details of the reconciling items from reported amounts to adjusted amounts are presented in a table at the end of this press release.

In the fourth quarter, the markets for the Company's sign making business continued to decline and led to lower earnings. This was largely offset by solid operating performance in the Company's other business segments. Strong cash flow was used to pay down credit facility borrowings, which resulted in lower interest expense. These positive effects were more than offset by an adjustment to this year's fourth quarter income tax provision resulting from greater than expected losses at foreign subsidiaries.

Fiscal 2003 fourth-quarter results included restructuring charges and other asset write-downs primarily attributable to the implementation of the Company's shared services and warehouse consolidation initiatives of $1.8 million, or $0.08 per diluted share. The net loss in last year's fourth quarter included inventory write-downs and other charges of $7.9 million, or $0.36 per diluted share, and the income of a business disposed of in this year's first quarter amounting to $0.3 million, or $0.01 per diluted share.

Fourth Quarter Consolidated Results

Fourth-quarter revenue and order entry was $135.7 million and $131.1 million, respectively, compared with $125.7 million and $124.7 million a year ago. Foreign currency translation contributed approximately $12.5 million to fourth-quarter revenues compared with the prior year and increased diluted earnings per share by $0.04. The Company's backlog of orders decreased $4.6 million to $29.7 million in the fourth quarter due largely to production cycle-time improvements and the shipment of incremental Ophthalmic Lens Processing segment orders. Segment profit (defined as earnings before interest and taxes) for the quarter increased to $7.6 million, from a loss of $1.1 million in the fourth quarter of 2002. The fiscal 2003 and 2002 fourth quarters included $2.5 million and $11.9 million, respectively, of restructuring and other charges. Corporate expenses of $3.3 million in the fourth quarter were $1.4 million less than the prior year primarily due to lower legal and consulting expenses, as well as an asset write-down of $0.5 million in the prior year. The Company incurred legal and professional fees associated with a Securities and Exchange Commission investigation of approximately $0.5 million and $4.1 million for the three months and fiscal year ended April 30, 2003, respectively, versus $0.9 million and $1.9 million in the comparable prior year periods. Net interest expense decreased to $1.8 million in the fourth quarter, down $1.1 million from a year ago, due to lower debt balances and lower average interest rates. The lower debt balances were the result of steady operating cash flow generation and proceeds from non-strategic asset sales during the year. The consolidated tax rate from continuing operations was 43.1% for the fourth quarter and 27.7% for fiscal 2003 versus the statutory rate of 35.0%. The higher fourth-quarter tax rate was the result of greater than expected losses at foreign subsidiaries where utilization is unlikely.

Fourth Quarter Segment Results

Apparel and Flexible Materials

The Company's Apparel and Flexible Materials segment reported segment profit of $2.4 million, a decrease of $1.6 million from the comparable prior year period. Excluding the effect of $1.4 million in restructuring charges and related asset write-downs in the fourth quarter of fiscal 2003, and $0.6 million in reversals of restructuring charges recorded in the fourth quarter of the prior year, segment profit increased 11.8%, or $0.4 million.

Revenues increased 9.4%, or $3.5 million, to $40.4 million in the fourth quarter from the comparable period of the prior year due to the effect of foreign currency translation. Excluding foreign currency translation, the segment's revenue was adversely affected by the continued migration of apparel and furniture production to lower cost overseas markets and the related factory automation lag in many of those markets. In addition, the depressed economic conditions in the U.S. continued to negatively affect U.S. apparel demand. Though U.S. apparel import volumes were up, the value of such imports declined, confirming the trend of discount apparel retailers taking market share from traditional distribution outlets such as specialty retailers. These developments have led to the relatively weak worldwide spending for apparel and flexible materials manufacturing equipment. However, the Company believes that these market conditions, the apparel industry's increasing need to speed apparel designs to market, the removal of trade quotas as of January 1, 2005 and other key trends make automation even more critical to the competitiveness of the Apparel and Flexible Materials segment's end-use customers.

Segment gross margin of 45.8% in the fourth quarter of fiscal 2003 was down 5.0 percentage points from the corresponding period of the prior year due primarily to pricing pressure, a shift in the product mix toward multi-ply cutting equipment (vs. higher margin single-ply cutting equipment) and a shift in the geographic mix of sales to international markets where the segment often sells through its external distribution channel.

Segment new order entry in the fourth quarter was $38.9 million, an increase of 2.5% from the prior year due largely to the effect of foreign currency translation. Backlog decreased 4.0% from the beginning of the current year to $26.2 million primarily as a result of production cycle time improvements.

Sign Making and Specialty Graphics

The Sign Making and Specialty Graphics segment reported segment profit of $3.5 million, an increase of $10.3 million compared with the comparable prior year period. Excluding the effect of $1.1 million in restructuring and other charges recorded in the fourth quarter of fiscal 2003 and $12.6 million in restructuring and other charges recorded in the fourth quarter of the prior year, segment profit decreased 19.7%, or $1.1 million.

Revenues increased 9.0%, or $5.9 million, to $71.1 million. Foreign currency translation represented $9.1 million of the fourth quarter fiscal 2003 revenue figure. Excluding the effects of foreign currency translation, the lower fourth quarter revenue reflected the difficult market conditions, which have resulted in shrinking advertising budgets, put pressure on the segment's sign and screen printing shops, graphic arts professionals and other customers and, in turn, contributed to the relatively weak demand for the segment's capital equipment products, particularly in North America, as well as a sales shift from higher quality proprietary aftermarket supplies to lower priced, more cost-competitive supplies. Given the current market conditions, the segment recognizes a heightened need to continuously enhance and diversify its product lines in order to make sign and specialty graphic manufacturing more efficient, productive and cost effective.

Segment gross margin of 27.8% for the quarter was up 10.5 percentage points from the same period of the prior year due to approximately $7.0 million in inventory write-downs in the prior year that were charged to cost of sales. Excluding the write-down, the gross margin percentage decreased due to the lower volume noted above, an unfavorable sales mix (specifically, a shift from higher margin thermal digital imaging systems to lower priced, lower margin inkjet imaging systems), and unfavorable factory overhead absorption due to the lower business volume.

Ophthalmic Lens Processing

The Ophthalmic Lens Processing segment reported segment profit of $1.8 million, an increase of $0.1 million from the comparable prior year period.

Revenues increased 3.0%, or $0.7 million, to $24.2 million in the fourth quarter from the comparable period of the prior year. The effect of foreign currency translation was not significant. The increased sales volume was primarily the result of incremental sales of lens finishing equipment to a large retail eyewear chain. This offset the effect of lower industry prescription volumes for spectacle lens eyewear, particularly at the wholesale lab level, which affected both sales of the segment's capital equipment products to wholesale lens production laboratories and aftermarket products.

Segment gross margin decreased to 31.9% for the quarter, down 1.4 percentage points from the corresponding period of the prior year. The lower gross margin was the result of a product sales mix favoring lower margin lens finishing equipment products, which the Company distributes on an original equipment manufacturer (OEM) basis, and the unfavorable absorption of factory overhead costs.

On July 1, 2002, the Company completed the sale of Stereo Optical Company, Inc., which was included in the Ophthalmic Lens Processing segment. Both the gain on disposition and the discontinued Company's results from operations are excluded from the Ophthalmic Lens Processing segment's operating results reported above.

Financial Condition

The Company's total debt was reduced by $17.9 million and $42.1 million for the three-month and fiscal year periods ended April 30, 2003, respectively. This was the result of operating earnings, working capital improvements, asset sales, and lower capital expenditures. Cash generated from operating activities was $23.5 million and $42.0 million for the three-month and fiscal year periods ended April 30, 2003, respectively, compared with $7.9 million and $26.6 million for the comparable periods to the prior year. At April 30, 2003, the Company had $20.7 million in cash and cash equivalents and $85.8 million in debt. The ratio of debt to capitalization (defined as the sum of debt and equity) was 47.6% at April 30, 2003 compared with 60.3% at April 30, 2002.

At April 30, 2003, $14.8 million of the Company's debt was classified as short term and $71.0 million was classified as long term. On May 9, 2003, the Company closed on a four-year $110.0 million senior credit facility arranged by Fleet Securities, Inc. Initial borrowings under the facility were used to repay the Company's former credit facility and to pay refinancing fees and expenses. The financing consists of a $45.0 million asset-based, multi-currency revolving credit facility ("Revolver") led by Fleet Capital Corporation and two term loan facilities, each in the amount of $32.5 million ("Term Loans") led by Ableco Finance LLC, a fund affiliated with Cerberus Capital Management, L.P.

During the fourth quarter of fiscal 2003, the Company recognized a $13.7 million non-cash, after-tax charge to shareholder's equity to recognize a minimum pension liability. This charge is a reflection of deteriorating market performance over the last two years, resulting in lower market interest rates and lower plan asset returns. As a result, the Company lowered the plans' pension obligation discount rate to 6.25% and expected return on plan assets to 8.50% on April 30, 2003, the plans' measurement date. Although the Company doesn't expect to be required to make cash contributions to the defined benefit plans in fiscal year 2004, pension expense is expected to be higher next year because of these changes.

Outlook

The Company continues not to anticipate meaningful improvement in the current economic outlook and demand for the Company's capital equipment products, particularly in the markets served by our Apparel and Flexible Materials and Sign Making and Specialty Graphics businesses. Additionally, fiscal 2003 benefited from incremental capital equipment sales to ophthalmic lens processing customers, which are not likely to be repeated in fiscal year 2004. Accordingly, the Company's focus continues to be implementing its cost reduction initiatives, including supply chain optimization and warehouse consolidation, to further reduce its businesses' cost structures. The Company remains committed to new product development across the organization so that it will be well positioned to take advantage of the opportunities created by a sustained recovery. Enhancing the Company's geographic diversity also continues to be a priority, particularly in the Apparel and Flexible Materials segment, as evidenced by the Company's increasing presence in Asia to better serve those growing markets.

The prolonged weak economic and business environments continue to make estimating demand for the Company's capital equipment products challenging, which has resulted in conservative forecasting. Because of this and many other risks and uncertainties, some of which are cited below and in our Annual Report on Form 10-K for the fiscal year ended April 30, 2002, it is difficult to predict future results. However, on the basis of the cost reduction actions management has already put in place and those it is currently implementing, management expects that the Company's earnings in fiscal 2004 will increase on a year-over-year basis.

Adjusted Earnings and Earnings Per Share

The following tables display the reconciliations from reported to adjusted net earnings and adjusted earnings per diluted share:

	Fourth Quarter		Fiscal Year
(In thousands except per share amounts)	2003	2002	2003	2002

Reported net earnings (loss)	$1,454	$(4,150)	$9,659	$(119,615)
Add (deduct):
Employee severance, net of reversals	1,123	(544)	949	3,315
Exit costs	267	---	267	---
Long-lived asset impairments	108	---	108	---
Promissory note impairments	281	1,200	281	1,200
Digital imaging product charges	---	5,022	---	5,022
Other asset write-downs, contractual obligations, and employee costs	---	2,218	---	2,218
Cumulative effect of accounting change	---	---	---	114,653
Income from operations and gain on sale of disposed business	---	(291)	(1,394)	(975)
Adjusted net earnings	$3,233	$3,455	$9,870	$ 5,818
	======	======	======	=======

	Fourth Quarter		Fiscal Year
	2003	2002	2003	2002
Reported earnings (loss) per diluted share	$0.06	$(0.19)	$ 0.43	$(5.42)
Add (deduct):
Employee severance, net of reversals	0.05	(0.02)	0.04	0.15
Exit costs	0.01	---	0.01	---
Longed-lived asset impairments	0.01	---	0.01	---
Promissory note impairments	0.01	0.05	0.01	0.05
Digital imaging product charges	---	0.23	---	0.23
Other asset write-downs, contractual obligations and employee costs	---	0.10	---	0.10
Cumulative effect of accounting change	---	---	---	5.20
Income from operations and gain on sale of disposed business	---	(0.01)	(0.06)	(0.05)
Adjusted earnings per diluted share	$ 0.14	$ 0.16	$ 0.44	$ 0.26
	=====	=====	=====	=====

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is the world's leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products and Spandex Ltd., Gerber Technology, and Gerber Coburn.

Safe Harbor Statement:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the Company's business, see the Company's Quarterly Report on Form 10-Q for the quarters ended July 31, 2002, October 31, 2002 and January 31, 2003 and its Annual Report on Form 10-K for the year ended April 30, 2002, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company assumes no obligation to update or revise any forward-looking statements contained in this release.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended April 30,		Years Ended April 30,

In thousands (except per share amounts)	2003	2002	2003	2002

Revenue:
Product sales	$121,442	$113,959	$457,217	$ 451,018
Service	14,266	11,717	55,152	47,852
	135,708	125,676	512,369	498,870
Costs and Expenses:
Cost of product sales	82,183	81,296	305,377	304,618
Cost of service	7,514	6,559	29,202	26,756
Selling, general and administrative	33,170	35,501	129,164	130,697
Research and development expenses	6,257	6,820	25,756	27,415
Restructuring charges	1,946	(844)	1,664	4,115
Write-down of assets	175	510	175	861
	131,245	129,842	491,338	494,462
Operating income (expense)	4,463	(4,166)	21,031	4,408

Other expense	(73)	(1,659)	(1,412)	(2,385)
Interest expense	(1,836)	(2,931)	(8,190)	(12,640)

Income (loss) from continuing operations before income taxes	2,554	(8,756)	11,429	(10,617)
Provision (benefit) for income taxes	1,100	(4,315)	3,164	(4,680)
Income (loss) from continuing operations	1,454	(4,441)	8,265	(5,937)
Discontinued operations:
Income from operations of disposed business, net of tax	---	291	172	975
Gain on sale of disposed business, net of tax	---	---	1,222	---
Income (loss) before cumulative effect of accounting change	1,454	(4,150)	9,659	(4,962)
Cumulative effect of accounting change	---	---	---	(114,653)
Net earnings (loss)	$ 1,454	$ (4,150)	$ 9,659	$(119,615)
	=======	=======	=======	========
Earnings (loss) per share of common stock:
Basic:
Income (loss) from continuing operations	$ .07	$ (.20)	$ .38	$ (.27)
Discontinued operations	---	.01	.06	.05
Cumulative effect of accounting change	---	---	---	(5.20)
Net earnings (loss)	$ .07	$ (.19)	$ .44	$ (5.42)
	=======	=======	=======	=======

Diluted:
Income (loss) from continuing operations	$ .06	$ (.20)	$ .37	$ (.27)
Discontinued operations	---	.01	.06	.05
Cumulative effect of accounting change	---	---	---	(5.20)
Net earnings (loss)	$ .06	$ (.19)	$ .43	$ (5.42)
	=======	=======	=======	=======

Dividends	$ ---	$ ---	$ ---	$ ---

Average shares outstanding:
Basic	22,156	22,101	22,139	22,072
Diluted	22,398	22,101	22,225	22,072

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
In thousands	April 30, 2003	April 30, 2002
Assets:
Current Assets:
Cash and short-term cash investments	$ 20,697	$ 16,220
Accounts receivable, net of allowance for doubtful accounts of $7,277 and $7,229, respectively	89,657	84,539
Inventories	51,982	59,351
Deferred income taxes	5,300	11,951
Prepaid expenses	8,327	8,680
Net assets held for sale	---	3,968
	175,963	184,709
Property, Plant and Equipment:	122,674	116,125
Less accumulated depreciation	75,309	64,761
	47,365	51,364
Intangible Assets:
Goodwill	48,912	49,966
Prepaid pension cost	8,483	11,557
Patents and other intangible assets, net of accumulated amortization	6,777	6,918
	64,172	68,441
Deferred Income Taxes	14,855	2,959
Other Assets	4,336	4,120
	$306,691	$311,593
	=======	=======
Liabilities and Shareholders' Equity:
Current Liabilities:
Short-term line of credit	$ ---	$ 228
Credit facility	14,807	41,929
Accounts payable	45,024	41,756
Accrued compensation and benefits	23,167	19,136
Other accrued liabilities	18,202	21,859
Deferred revenue	10,000	8,723
Advances on sales contracts	945	897
	112,145	134,528
Noncurrent Liabilities:
Other liabilities	29,083	6,678
Long-term debt	71,000	86,000
	100,083	92,678
Contingencies and Commitments:
Shareholders' Equity:
Preferred stock, no par value; authorized 10,000,000 shares; no shares issued	---	---
Common stock, $1.00 par value; authorized 65,000,000 shares; issued 22,908,180 and 22,879,425 shares	22,908	22,879
Paid-in capital	43,703	44,090
Retained earnings	67,912	58,253
Treasury stock, at cost (745,184 and 773,546 shares, respectively)	(15,323)	(15,906)
Unamortized value of restricted stock grants	(211)	(411)
Accumulated other comprehensive income (loss)	(24,526)	(24,518)
	94,463	84,387
	$306,691	$311,593
	=======	=======

10 - 11

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Years Ended April 30,

In thousands	2003	2002
Cash Provided by (Used for):
Operating Activities:
Net earnings (loss)	$ 9,659	$(119,615)
Adjustments to reconcile net earnings (loss) to cash provided by operating activities:
Cumulative effect of accounting change	---	114,653
Depreciation and amortization	12,694	15,191
Restructuring and other charges	1,664	16,755
Gain on sale of disposed business, net of taxes	(1,222)	---
Write-down of assets	175	861
Deferred income taxes	1,216	(5,158)
Other non-cash items	2,477	2,324
Changes in operating accounts:
Receivables	2,177	13,820
Inventories	10,817	3,242
Prepaid expenses	2,759	(2,993)
Accounts payable and accrued expenses	(440)	(12,439)

Provided by Operating Activities	41,976	26,641

Investing Activities:
Additions to property, plant and equipment	(3,369)	(4,526)
Intangible and other assets	(1,167)	(1,954)
Proceeds from sale of assets	3,937	17,183
Proceeds from sale of disposed business	6,595	---

Provided by Investing Activities	5,996	10,703

Financing Activities:
New borrowings from credit facility	13,807	41,500
Repayments of credit facility	(57,595)	(83,618)
Net short-term financing	(254)	228
Debt issue costs	(1,796)	(563)
Exercise of stock options	---	106
Other common stock activity	37	(49)

(Used for) Financing Activities	(45,801)	(42,396)

Effect of exchange rate changes on cash	2,306	406

Increase (Decrease) in Cash and Short-Term Cash Investments	4,477	(4,646)
Cash and Short-Term Cash Investments, Beginning of Period	16,220	20,866

Cash and Short-Term Cash Investments, End of Period	$20,697	$16,220
	======	======

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
SEGMENT INFORMATION

In thousands	Three Months Ended April 30,		Fiscal Years Ended April 30,

Segment revenue:	2003	2002	2003	2002
Sign Making & Specialty Graphics	$ 71,123	$ 65,255	$269,408	$257,355
Apparel & Flexible Materials	40,375	36,917	154,140	158,134
Ophthalmic Lens Processing	24,210	23,504	88,821	83,381
	$135,708	$125,676	$512,369	$498,870
	=======	=======	=======	=======

Segment profit:
Sign Making & Specialty Graphics	$ 3,488	$ (6,806)	$ 16,632	$ 6,114
Apparel & Flexible Materials	2,407	3,991	13,351	10,544
Ophthalmic Lens Processing	1,750	1,686	5,702	3,968
	7,645	(1,129)	35,685	20,626
Corporate expenses, net of other income/expense	(3,255)	(4,696)	(16,066)	(18,603)
Interest expense	(1,836)	(2,931)	(8,190)	(12,640)
Income (loss) from continuing operations before income taxes	$ 2,554	$ (8,756)	$ 11,429	$ (10,617)
	=======	=======	=======	=======

Segment profit for the three months and fiscal year ended April 30, 2003 included restructuring and other charges of $1.1 million and $1.1 million, respectively, for the Sign Making and Specialty Graphics segment; and $1.4 million and $1.1 million, respectively, for the Apparel and Flexible Materials segment.

Segment profit (loss) for the three months and fiscal year ended April 30, 2002 included restructuring and other charges of $12.6 million and $13.6 million, respectively, for the Sign Making and Specialty Graphics operating segment; $(0.6) million and $0.8 million, respectively, for the Apparel and Flexible Materials operating segment; and $--- and $0.3 million, respectively, for the Ophthalmic Lens Processing operating segment. Net corporate expenses for the three months and fiscal year ended April 30, 2002 included restructuring and other charges of $(0.2) million and $2.1 million, respectively.